FOR IMMEDIATE RELEASE

Jones Soda Co. Strengthens Board of Directors with Appointment of Richard Cautero

SEATTLE – December 19, 2011 – Jones Soda Co. (JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced Richard Cautero has joined the company’s Board of Directors. Cautero, a noted executive leader in the consumer packaged goods space, was appointed to the role by the existing Board of Directors.

“Richard has an incredible pedigree in the consumer brand space, having served key leadership roles with major brands including Maxwell House Coffee, Kraft Foods and General Foods among many others,” said William Meissner, CEO of Jones Soda. “His deep understanding and experience in our industry sector brings a very strong addition to the Board. All of us at Jones Soda are very excited to have him as we look to continue building the strength of our team.”

Cautero’s most notable experience in the food and beverage space comes from his nearly 30 years spent with Altria Group, Inc. (formerly known as Philip Morris Companies), which previously counted Kraft Foods and General Foods among its prestigious brand portfolio. From 1977-2006, he held several key executive positions at Altria, most recently as vice president of finance for corporate planning and strategy. Prior to that, he served as chief financial and operating officer for Maxwell House, a division of Kraft Foods, as controller for Post Cereal, also a Kraft Foods brand, and held numerous other financial and operational leadership roles within Altria divisions.

During his time with Altria, Cautero developed an exceptional track record of improving operating performance. Notably, he is credited with developing and implementing a successful strategic global growth plan for Altria, as well as helping spearhead a successful turnaround for the multi-billion dollar Maxwell House division.

Currently Cautero is the managing director of Executive Advisory Services, which provides independent executive advisory, consulting and board services to a variety of organizations. In this capacity, Cautero has performed consulting and interim executive assignments in the consumer products, consumer distribution, manufacturing, and technology sectors since 2006.

“I’ve been watching Jones Soda for many years, as it’s a very interesting consumer brand with some of the most loyal fans I’ve ever seen,” commented Cautero. “I like what I am seeing in the current team’s turnaround strategy. I look forward to bringing my turnaround and operational experience to the table as we seek to enhance the company’s enterprise value to match the traditionally strong brand value.”

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (NASDAQ: JSDA) markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers.

Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming”. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to successfully execute on its operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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Media Contact:

Amanda Foley
Duo PR, for Jones Soda Co.

(206) 957-1387

amanda@duopr.com